FNCB REPORTS SECOND QUARTER EARNINGS

First National Community Bancorp reported a second quarter loss of $2.2 million due to a $7.2 million provision for credit losses. The increase in the provision for credit losses is the result of a variety of factors, including current economic conditions, an increase in non-performing assets, and net charge-offs resulting from a deterioration of collateral valuations on commercial real estate credits. Net interest income before the provision for credit losses was $397,000, or 4%, higher than the second quarter of last year but $488,000 less than the prior period due to decreased earnings on loans and investment securities. Other income exceeded the second quarter of last year but decreased $739,000 compared to the first quarter due to a reduction in net gains from the sale of assets. Operating expenses increased 10% over the first quarter and 15% compared to the second quarter of last year due to the effect of the FDIC’s special assessment on banks during the second quarter of this year. Basic earnings per share were negative 14 cents in the second quarter, down from the 20 cents reported for the first quarter and 22 cents recorded in the same three month period of last year. Net income for the first half of 2009 was $1.0 million due to the $9.7 million of credit loss provisions processed during the first six months to strengthen the loan loss reserve and absorb current period losses.

First National Community Bank conducts business from twenty offices covering Lackawanna, Luzerne, Wayne and Monroe counties. The company’s stock trades on the Over-The-Counter Bulletin Board under the symbol FNCB.